LIFE FINANCIAL CORPORATION ANNOUNCES CANCELLATION OF AGREEMENT TO ISSUE NOTES AND WARRANTS

    Riverside, CA—September 25, 2001—Life Financial Corporation (Nasdaq: LFCO) (the "Company") announced that it has received notification from New Life Holdings that it will not close the previously announced agreement to purchase notes and warrants. The investor's decision was based on the Company's subordinated debenture holder's refusal to restructure its debt in accordance with the conditions of the agreement.

    The Company has notified the Office of Thrift Supervision that the proposed transaction has been cancelled and the Company has requested additional time to recapitalize Life Bank. The Bank has been operating under a Prompt Corrective Action Directive since March of this year. The PCA Directive required the Bank to raise sufficient capital to achieve total risk-based capital of 8.0%; Tier 1 risk-based capital of 4.0%; and a leverage ratio of 4.0% by June 30, 2001 or to be recapitalized by merging or being acquired prior to September 30, 2001.

    Steven R. Gardner, the Company's President and Chief Executive Officer said, "the investor's decision to terminate the transaction is a disappointment, however, with the assistance of our investment banker, we are pursuing all alternatives."

FORWARD-LOOKING COMMENTS

    The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

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  Changes in the performance of the financial markets;

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  Changes in the demand for and market acceptance of the Company's products and services;

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  Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing; the effect of the Company's policies; the continued availability of adequate funding sources; and various legal, regulatory and litigation risks.

    FOR INFORMATION ON LIFE FINANCIAL—PLEASE E-MAIL YOUR REQUEST TO rpainter@lifebank.net OR CALL ROY L. PAINTER, CHIEF FINANCIAL OFFICER AT 909.637.4095 OR STEVEN R. GARDNER, PRESIDENT AND CHIEF EXECUTIVE OFFICER AT 909.637.4110. PLEASE INCLUDE YOUR PHONE, FACSIMILE AND MAILING ADDRESS.